Exhibit 99.1

Liquidity Services, Inc. Begins Employee Consultation in U.K.

WASHINGTON — June 27, 2011 — Liquidity Services, Inc. (Liquidity Services or the Company) (NASDAQ: LQDT), today announced that its United Kingdom subsidiary, Liquidity Services Limited, Ltd. (LSL), has initiated consultation with employees as a result of its proposal to close its UK operations.  The consultation period commenced on June 24, 2011 and is scheduled to end on July 25, 2011.

Through the acquisition of Geneva Industries (Geneva) in 2008, LSL conducts sales of surplus assets and retail merchandise through its online marketplaces, www.UK-Liquidation.co.uk and www.WillenTrading.co.uk.  Following the acquisition of Geneva, the economic downturn and a low buyer adoption rate of online inventory sourcing have created ongoing losses that are not sustainable for Liquidity Services.  For the fiscal years ended September 30, 2009 and 2010, and the six months ended March 31, 2011, LSL had Adjusted EBITDA losses of approximately $2.1 million, $3.0 million and $2.0 million, respectively.   Adjusted EBITDA is a supplemental non-GAAP financial measure and is equal to EBITDA, plus stock-based compensation expense, acquisition costs and goodwill impairment.  EBITDA is equal to net income plus interest (income) and other expense, net; provision for income taxes; amortization of contract intangibles; and depreciation and amortization.  Liquidity Services estimates that LSL will incur an Adjusted EBITDA loss of approximately $3.0 to $4.0 million for the remaining six months of fiscal year 2011. A reconciliation of Liquidity Services’ consolidated Adjusted EBITDA to its consolidated net income can be found in the Company’s most recent Form 10-Q for the fiscal quarter ended March 31, 2011 and it Form 10-K for the fiscal year ended September 30, 2010. Liquidity Services will provide, on the investor relations section of its website, LSL’s net income for the fiscal years ended September 30, 2009 and 2010, and the six months ended March 31, 2011, and a reconciliation of this GAAP measure and Adjusted EBITDA for LSL, when the information is available following the close of Liquidity Services’ 2011 fiscal year.

During the consultation period, sales will continue as normal and Liquidity Services will continue to provide the highest levels of service to our clients and buying customers.  If consultation does not avert the closing of operations, Liquidity Services will ensure an orderly transition in the coming months.

The potential impact to Liquidity Services of closing down operations in the UK, if this were to occur, subject to the outcome of consultation, would be to present this business as discontinued operations in the Company’s 2011 Form 10-K.  If the UK operations were to be closed down, Liquidity Services would expect to have the process substantially completed by fiscal year end 2011. The Company would then anticipate writing off approximately $16.7 million for the Goodwill associated with the Geneva acquisition in the quarter ended June 30, 2011.  Liquidity Services expects to receive a significant tax benefit if the LSL operations were to be closed down in the fiscal year 2011.  The Company and its tax advisors are studying the impact of that benefit.

Forward-Looking Statements

This document contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995.  These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements include, but are not limited to, statements regarding the potential closure of the Company’s UK operations and the timing of such potential closure, the results of the Company and of its UK operations for future periods, tax benefits that may be received by the Company and write-offs the Company may record for impairments in the value of Goodwill associated with the Company’s Geneva acquisition. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continues” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this document, including, among others, whether or not we close our UK operations, and, if we close our UK operations, our ability to receive any tax benefits as a result and any employment related or other liabilities we may incur in connection with potential closing our UK operations.  Other important factors that could cause our actual results to differ materially from those expressed as forward-looking statements are set forth in our filings with the SEC from time to time, and include, among others, our dependence on our contracts with the Department of Defense for a significant portion of our revenue and profitability; our ability to successfully expand the supply of merchandise available for sale on our online marketplaces; our ability to attract and retain active professional buyers to purchase this merchandise; the timing and success of upgrades to our technology infrastructure; and our ability to successfully complete the integration of any acquired companies into our existing operations.  There may be other factors of which we are currently unaware or deem immaterial that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this document and are expressly qualified in their entirety by the cautionary statements included in this document. Except as may be required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this document or to reflect the occurrence of unanticipated events.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $2.0 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: www.liquidityservicesinc.com.

For additional information, contact:

Liquidity Services, Inc.
Julie Davis, 202.558.6234
julie.davis@liquidityservicesinc.com